UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                          WASHINGTON, D. C. 20549

                                 FORM S-8
                          REGISTRATION STATEMENT
                                  UNDER
                        THE SECURITIES ACT OF 1933

                             WORLD HOMES, INC.

         (Exact name or Registrant as specified in its charter)

              Nevada                             87-0434297
  (State or other jurisdiction of     (I.R.S. Employer Identification
              number)                  incorporation or organization)

     4505 West Hacienda Avenue, Unit I-1, Las Vegas, Nevada  89118
         (Address of Principal Executive Offices)          (Zip Code)

                           Consulting Agreement
                         (Full title of the plan)

Merle Ferguson
Chief Executive Officer and President
4505 West Hacienda Avenue, Unit I-1
Las Vegas, Nevada 89118
(Name and address of agent for service)

(702) 579-4888
(Telephone number, including area code, of agent for service)

with a copy to:
Christopher Auguste, Esq.
Jenkens & Gilchrist Parker Chapin LLP
The Chrysler Building
405 Lexington Avenue
New York, New York 10174
(212) 704-6000

Approximate date of commencement of proposed sale to public: As soon as practicable after the effective date of this Registration Statement.


CALCULATION OF REGISTRATION FEE


Proposed                               Proposed
Title of                               maximum      maximum
each class             Amount          offering     aggregate    Amount of
of securities          to be           price per    offering     registration
to be registered       registered(1)   share        price        fee

Common Stock, $.001    par 150,000     $0.46(2)     $69,000(2)   $17.25(2)
value per share
______________________________________________________________________________

(1) Pursuant to Rule 416(b), there shall also be deemed covered hereby all additional securities resulting from anti-dilution adjustments under the Consulting Agreement.

(2) The price per share is estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c); based on the average of the bid ($0.45) and ask ($0.47) prices for the Common Stock as reported on the OTC Bulletin Board on June 28, 2001.


PART II.

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents heretofore filed by the Company with the Securities and Exchange Commission pursuant to Section 13(a) of the Securities Exchange Act of 1934 (the "1934 Act") are incorporated herein by reference:

(a) The Company's Annual Report for the fiscal year ended June 30, 2000 on Form 10-KSB filed with the Commission on October 10, 2000;

(b) The Company's Quarterly Reports on Form 10-QSB for the fiscal quarters ended September 30, 2000, December 31, 2000 (as amended) and March 31, 2001; and

(c) The description of the Company's Common Stock contained in the registrant's Registration Statement on Form 8/A filed with the Commission in January 1995, as amended.

All documents filed subsequent to the date of this Registration Statement pursuant to Section 13(a), 13(c), 14 or 15(d) of the 1934 Act and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.

Item 4.  Description of Securities.

Not Applicable.

Item 5. Interests of Named Experts and Counsel.

Not Applicable.

Item 6. Indemnification of Directors and Officers.

Under Nevada Revised Statutes Section 78.7502 and 78.751, our articles of incorporation and bylaws provide us with the power to indemnify any of our directors, officers, employees or agents. The director, officer, employ or agent must have conducted himself in good faith and reasonably believe that his conduct was in, or not opposed to our best interests. In a criminal action the director, officer, employee or agent must not have had a reasonable cause to believe his conduct was unlawful. Advances for expenses may be made if the director affirms in writing that he believes he has met the standards and that he will personally repay the expense if it is determined he did not meet the standards.

We will not indemnify a director or officer adjudged liable due to his negligence or willful misconduct toward us, adjudged liable to us, or if he improperly received personal benefit. Indemnification in a derivative action is limited to reasonable expenses incurred in connection with the proceeding.

We have agreed to indemnify each of our directors and certain officers against certain liabilities, including liabilities under the Securities Act of 1933.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the provisions described above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered for resale, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 7. Exemption from Registration Claimed.

Not Applicable.

Item 8. Exhibits.

Exhibit
Description


5.1 Opinion Regarding Legality Of James Pratt, Esq.

23.1
Consent of Pascale, Razzino, Alexanderson & Co LLC.

23.2 Consent From James Pratt, Esq. Included in Exhibit 5.1

99.1
Consulting Agreement between the Company and Hyperion Holdings, LLC dated May 23, 2001


(1) Filed as an exhibit with the Company's annual report on Form 10-KSB filed with the Commission on October 4, 2000, and incorporated herein by reference.

(2)     Filed herewith.

Item 9. Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                        (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

                        (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and (a)
(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 6 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada, on the 29th day of June, 2001.

WORLD HOMES, INC.

By:     /s/
Merle Ferguson,
President and Chief Executive Officer



EXHIBIT INDEX

Exhibit
Description


5.1 Opinion Regarding Legality Of James Pratt, Esq.

23.1
Consent of Pascale, Razzino, Alexanderson & Co LLC.

23.2 Consent From James Pratt, Esq. Included in Exhibit 5.1

99.1
Consulting Agreement between the Company and Hyperion Holdings, LLC dated May 23, 2001